THE GAP, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE



                                             Thirteen Weeks Ended
                                        April 29, 1995   April 30, 1994


Net earnings ($000)                       $     50,113   $     63,478

Weighted average shares of
common stock outstanding
during the period                          143,872,100    145,361,013

Add incremental shares from
assumed exercise of stock
options (primary)                              167,112        934,174

                                           144,039,212    146,295,187

Primary earnings per share                $        .35   $        .43

Weighted average shares of
common stock outstanding
during the period                          143,872,100    145,361,013

Add incremental shares from
assumed exercise of stock
options (fully-diluted)                        167,079        995,131

                                           144,039,179    146,356,144

Fully-diluted earnings
per share                                 $        .35   $        .43




NOTE: The information provided in the exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. This information is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.